UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2016

TILE SHOP HOLDINGS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-35629	45-5538095
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14000 Carlson Parkway, Plymouth, Minnesota 55441

(Address of principal executive offices, including ZIP code)

(763) 852-2988

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2016, the Board of Directors (the “Board”) of Tile Shop Holdings, Inc. (the “Company”) appointed Philip B. Livingston to the Board, effective immediately, to serve as a Class II director, with a term ending at the 2017 Annual Meeting of Shareholders. Mr. Livingston was also appointed chair of the Audit Committee, where he will succeed Peter H. Kamin. Mr. Kamin will remain a member of the Audit Committee.

In connection with his election to the Board, Mr. Livingston will receive the Company’s standard non-employee director compensation, as disclosed in the Company’s most recent proxy statement. Mr. Livingston’s compensation for the current year will be paid on a pro-rated basis. Mr. Livingston was not elected to the Board pursuant to any agreement or understanding between Mr. Livingston and any other person. Since the beginning of the Company’s last fiscal year, neither Mr. Livingston nor any of his immediate family has been a party to any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K.

On August 1, 2016, William E. Watts provided the Board with notice of his intent to resign from the Board effective as of August 22, 2016. Mr. Watts’ decision to resign was not due to a disagreement with the Company. Mr. Watts will continue to serve as Chairman and as a member of the Compensation Committee until the effective date of his resignation.

On August 2, 2016, the Board appointed Peter H. Kamin, member of the Audit Committee and Nominating and Corporate Governance Committee, to succeed Mr. Watts as Chairman of the Board effective as of August 22, 2016.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TILE SHOP HOLDINGS, INC.
By /s/ Kirk L. Geadelmann
Date: August 4, 2016	Name: Kirk L. Geadelmann
Title: Chief Financial Officer